June 26, 2007

Professionally Managed Portfolios
615 East Michigan
Milwaukee, WI 53202

Ladies and Gentlemen:

As Massachusetts counsel to Professionally Managed Portfolios, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust” (the “Trust”), we have been asked to render this opinion in connection with the registration of an unlimited number of shares of the Trust representing interests in TCM Small-Mid Cap Growth Fund (the “Shares”), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 285 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust.  In addition, we have assumed that the Shares will be issued and sold at a price of not less than the net asset value per share thereof and substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the prospectus and statement of additional information relating to the Shares, as such documents may from time to time be amended and/or supplemented, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

GOODWIN PROCTER  LLP